AMENDMENT TO STOCK OPTION AGREEMENT AND

GRANT OF RESTRICTED STOCK

To:	Paul S. Weiner

From:	Palomar Medical Technologies, Inc.

Date:	November 3, 2009

Subject:	Amendment of Your Stock Options

You have agreed to amend the exercise price of certain of your stock options granted under the 2004 Stock Incentive Plan. Your amended options will have the exercise price, number of shares and term determined based on the formula described to you in our meeting and summarized in the materials previously provided to you. You will also receive a restricted stock award under the 2004 Stock Incentive Plan for a number of shares determined based on the formula described to you in our meeting and in the materials previously provided to you. Upon execution by Palomar of this Amendment to Stock Option Agreement and Grant of Restricted Stock, we will complete the attached Schedule of Amended Options and Restricted Stock Award based on these formulas.

As described to you in our meeting and summarized in the materials previously provided to you, you need to inform us what we should advise E*Trade regarding your plans for the payment of the applicable taxes. Please elect one of the following options:

_x___ I elect to have E*Trade sell a sufficient number of my Restricted Stock granted under this Amendment to cover applicable taxes.[1]

        ____ I elect to provide to my account with E*Trade sufficient cash to cover applicable taxes.

This memo acts as an amendment to the options described on the attached Schedule of Amended Options and Restricted Stock Award. Except to the extent specifically provided in this Amendment, your options will continue to be subject to the terms and conditions of the applicable option agreement and the plan under which the options were originally granted.

This memo reflects the entire agreement between you and Palomar Medical Technologies, Inc. concerning this transaction. This memo may be amended only by means of a writing signed by you and an authorized officer of Palomar Medical Technologies, Inc.

Paul S. Weiner

By:/s/ Paul S. Weiner
Name: Paul S. Weiner
Date: November 4, 2009

Palomar Medical Technologies, Inc.

By:/s/ Louis P. Valente
Name: Louis P. Valente
Date: November 30, 2009
Title: Chairman

[1] Note that any share sales are subject to the terms of Palomar’s insider trading policy and applicable securities law restrictions.

Schedule of Amended Options and Restricted Stock Award

Palomar Medical Technologies, Inc.

November 30, 2009

Name: Paul S. Weiner

Grant Date of Original Options:	May 11, 2005

Expiration Date of Original Options:	May 10, 2015

Number of Shares Subject to Original Options:	80,000

Exercise Price Per Share of Original Options:	$ 24.63

Exercise Price Per Share for Amended Options:	$ 9.15

Number of Shares Subject to Amended Options:	31,223

Term of Amended Options	November 29, 2019

Number of Shares of Restricted Stock Issued:	48,777